February 15, 2006
Mail Stop 4561

By U.S. Mail and facsimile to (978) 356-5937

Mr. Donald P. Gill
Chief Executive Officer
First Ipswich Bancorp
31 Market Street
Ipswich, MA  01938

Re:	First Ipswich Bancorp
      Form 10-K for Fiscal Year Ended December 31, 2004
	File No.  333-114018

Dear Mr. Gill:

	We have completed our targeted review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,



							Don Walker
							Senior Assistant Chief
Accountant
Mr. Anthony J. Nocella, President and Chief Executive Officer
Franklin Bank Corporation
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